Exhibit 99(a)

News Release

Contact:	Media: Catherine Markson (509) 495-2916 catherine.markson@avistacorp.com Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

FOR IMMEDIATE RELEASE:
September 10, 2004
8:30 a.m. EDT

Avista Disappointed with Idaho Commission Rate Order
Company believes disallowed natural gas costs were prudently incurred

     Spokane, Wash.: Avista Corp. (NYSE: AVA) today expressed disappointment with an interim order issued by the Idaho Public Utilities Commission (IPUC) regarding the company’s electric and natural gas general rate increase request.

     Company officials said they were especially disappointed with the IPUC’s decision to disallow nearly $11.3 million of costs associated with natural gas contracts entered into by Avista to provide fuel for its generating facilities. Since 2001, Avista has been recovering costs, through a power cost adjustment (PCA) surcharge, that include the impact of the record-low streamflows and high market prices during the energy crisis of 2000 and 2001. As of May 31, 2004, the unrecovered balance was $26.3 million. The interim commission order authorizes recovery of only $15 million of that amount over a two-year period. The company believes the natural gas costs disallowed by the commission were prudently incurred and were reasonable given the market conditions at the time.

     The IPUC’s interim rate order authorizes Avista to increase base electric rates by 16.9 percent, but coupled with a decrease in the company’s existing PCA surcharge, the net increase in electric rates for Idaho customers will be 1.9 percent above current rates. The commission approved a 6.4 percent increase in Avista’s base natural gas rates. The order is designed to result in an annual electric revenue increase of $24.7 million and an annual increase of $3.3 million in natural gas revenues. The IPUC order also authorized a 9.25 percent overall rate of return and a 10.4 percent return on common equity. The total increase in base rates represents about 80 percent of Avista’s revised revenue request. The new rates will be effective Sept. 9 once the company files the appropriate tariffs with the IPUC.

     “We understand the challenge the commission faced in balancing the financial needs of our company with the impact of price increases on our customers,” said Scott Morris, president of Avista Utilities. “We requested recovery of the costs necessary to serve our customers, and we believe approval of our request was warranted, especially after we revised our electric and gas requests downward during the hearing stage of this case.”

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page 2 Avista Disappointed with Idaho Commission Rate Order

     Morris added that given the length of time since Avista’s last electric and natural gas filings in Idaho, this filing reflected the significant investment made by the company in generating resources and electric and gas infrastructure to ensure long-term and reliable energy supplies for its customers.

     Avista filed its electric and natural gas rate request with the IPUC in February 2004. At the time, the company requested a $35.2 million, or 24.1 percent, increase in electric revenues, which was revised downward during the hearing stage of the rate case to $31.1 million, or 21.2 percent. Avista’s original request to increase natural gas revenues by $4.8 million, or 9.2 percent, was later revised to $4.1 million, or 7.8 percent.

     This is Avista’s first general electric price increase in Idaho since 1999 and the first general natural gas price increase in Idaho since 1990. Avista has invested $81 million in its electric generation and transmission system, another $54 million in electric distribution and $73 million in its natural gas system since its last general rate increases – a total of more than $200 million to meet the needs of its customers.

     The IPUC order is an interlocutory – or interim – order. A final order will be issued in the next 30 days. Avista will then have the opportunity to fully review all aspects of the IPUC decision, including possible further adjustments to rate base. The opportunity to petition for reconsideration of the order will not be available until the final order is issued. Avista will consider its options once it has the opportunity to review the final IPUC order.

     In a separate order, the IPUC approved Avista’s purchased gas cost adjustment (PGA) request, filed in late July. Avista’s natural gas rates will increase by 14.2 percent, or $7.8 million in annual revenues. The increase was effective Sept. 9. PGAs are filed annually to reflect changes in the cost of natural gas purchased by Avista to serve its customers. Avista Utilities makes no additional profits from PGA-related rate changes.

     Approximately 30 percent of the company’s annual retail electric and natural gas revenues are derived from Idaho where the company serves 110,000 electric customers and 62,000 natural gas customers.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 325,000 electric and 300,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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